Exhibit (b)(1)

Execution Version

Strictly Confidential

May 27, 2022

To: Athene Parent, Inc.

Commitment Letter (the “Commitment Letter”)

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among, Athene Parent, Inc., a Nevada corporation (“Parent”), Athene Merger Sub, Inc., a Nevada corporation (“Merger Sub”) and TherapeuticsMD, Inc., a Nevada corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement. This Commitment Letter sets forth the commitment of EW Healthcare Partners Fund 2, L.P., a Delaware limited partnership (the “Investor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, directly or indirectly, certain equity securities of Parent for cash.

1.

Upon the terms and subject to the conditions set forth herein, the Investor hereby commits to Parent to purchase, or cause the purchase of, directly or indirectly, for cash at the Closing, the equity securities of Parent (or one or more of its affiliates who are assigned Parent’s rights, interests and obligations under and in accordance with the Merger Agreement) such that the amount paid, or caused to be paid, in cash to Parent for such equity securities shall be equal to (i) $92,987,660 or such lesser amount as may be required to fund all the payments required to be paid by Parent pursuant to and in accordance with Article I of the Merger Agreement in connection with the Offer and at the Closing pursuant to and in accordance with Article II of the Merger Agreement at the Closing plus (ii) the aggregate amount required to pay all amounts payable by Parent pursuant to Article I and Article II of the Merger Agreement in connection with or as a result of the Offer and the Merger (such amount set forth in the foregoing subclauses (i) and (ii), the “Equity Commitment”), solely for the purpose of funding amounts required to be paid by Parent at the Acceptance Time pursuant to and in accordance with Article I in connection with the Offer, at the Closing pursuant to and in accordance with Article II of the Merger Agreement and the amounts payable by Parent pursuant to Article I and Article II of the Merger Agreement in connection with or as a result of the Offer and the Merger, in each case, on the terms and subject to the conditions of the Merger Agreement and not for any other purpose. The total obligation of the Investor to fund any amounts in connection with the Closing shall in no event exceed the Equity Commitment. The Investor may effect the purchase of equity securities of Parent directly or indirectly through one or more affiliated entities. The obligation of the Investor to fund any portion of the Equity Commitment may be reduced by the Investor to the extent that Parent does not require the full amount of the Equity Commitment to consummate the Transaction. The Equity Commitment may be reduced by any other equity contributions made to Parent (or one or more of its affiliates who are assigned Parent’s rights, interests and obligations under the Merger Agreement) prior to or at the Closing; provided, however, that (x) any such reduction will occur concurrently with, and will be conditioned on the consummation of, the Closing and (y) in no event may the Equity Commitment be reduced in a manner that would adversely affect, impair, prevent or delay the consummation of the Transaction.

2.

If the Merger Agreement is validly terminated in accordance with Section 8.1 of the Merger Agreement as a result of a Willful Breach by Parent or Merger Sub, and Parent or Merger Sub is obligated to pay monetary damages in accordance with and subject to Section 8.3 of the Merger Agreement, and Parent or Merger Sub does not satisfy its obligations to pay such monetary damages when due, Investor shall promptly pay to the Company or caused to be paid to Parent or Merger Sub immediately available funds in the amount of such monetary damages up to a maximum aggregate amount of $5,110,000 (the “Monetary Damages Payment”) solely for the purpose of funding any payments required to be made by Parent pursuant to Section 8.3 of the Merger Agreement.

3.

The Investor’s obligations under this Commitment Letter to fund the Equity Commitment are subject to (a) all Offer Conditions have been satisfied or waived, (b) all conditions set forth in Section 7.1 of the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Acceptance Time or Closing, as applicable, but subject to such conditions being capable of being satisfied or waived (to the extent permitted under the Merger Agreement) by the applicable party to the Merger Agreement upon the Acceptance Time or Closing) and (c) the substantially concurrent consummation of the Closing on the terms and subject to the conditions of the Merger Agreement (assuming the Equity Commitment is funded).

4.

The Investor’s obligation to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Offer Closing and the Closing (and funding of the Equity Commitment), (b) termination of the Merger Agreement in accordance with its terms or (c) the assertion in writing or filing, directly or indirectly of a claim or Legal Proceeding (in either case, whether at law or in equity, in tort, contract or otherwise) by the Company or any of its Affiliates or any of their respective members, managers, officers, directors, agents, attorneys or other representatives (“Representatives”) under or in respect of the Merger Agreement or the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to have been made in connection herewith or therewith) against Parent, Merger Sub, the Investor or any Investor/Parent Affiliates, other than a Permitted Claim. When used herein, a “Permitted Claim” means a claim or Legal Proceeding by the Company (i) against the Investor to enforce the Investor’s obligation to fund the Equity Commitment in accordance with the terms of Section 4 of this Commitment Letter and Parent’s and Merger Sub’s obligations to (1) cause the Investor to fund the Equity Commitment in accordance with the terms of Section 3 of this Commitment Letter and (2) consummate the Offer and Closing, (ii) against Parent or Merger Sub under the Merger Agreement in accordance with and subject to the terms and conditions thereof, (iii) to enforce the obligations of the Investor to pay the Monetary Damages Payment in accordance with Section 2, or (iv) under the Confidentiality Agreement as provided therein.

5.

The Investor’s obligation to fund the Monetary Damages Payment will terminate automatically and immediately upon the earliest to occur of (a) the consummation of the Closing (at which time the obligation shall be discharged in full), (b) the date that is ninety (90) days after any valid termination of the Merger Agreement if no Legal Proceeding has been brought alleging any payment or obligation is due and owing pursuant to and in accordance with Section 8.3 of the Merger Agreement prior to the expiration of such ninety (90)-day period or (c) the filing of a claim or Legal Proceeding (in either case, whether at law or in equity, in tort, contract or otherwise) by the Company or any of its Affiliates or any of their respective Representatives under or in respect of the Merger Agreement or the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to have been made in connection herewith or therewith) against Parent, Merger Sub, the Investor or any Investor/Parent Affiliates, other than a Permitted Claim; provided, that if such Legal Proceeding is brought within such period, then the obligation of the Investor pursuant to Section 2 of this Commitment Letter shall not terminate until the earliest to occur of (i) a final non-appealable resolution of such Legal Proceeding and any amount due and owing (if any) pursuant to Section 2 of this Commitment Letter is paid and (ii) a written agreement signed by the parties hereto terminating the obligations under Section 2 of this Commitment Letter. This Section 5 and Sections 6 through 15 shall survive termination of this Commitment Letter.

6.

Subject to the proviso in this sentence, this Commitment Letter shall be binding solely on the Investor and inure solely to the benefit of Parent, and nothing set forth in this Commitment Letter (other than as set forth in this Section 6 and Section 13) shall be construed to confer upon or give to any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Equity Commitment or the Monetary Damages Payment or any other provisions of this Commitment Letter; provided, however, that, upon the terms and subject to the conditions of the Merger Agreement, the Company is hereby expressly made a third party beneficiary of this Commitment Letter and shall be entitled to enforce the terms of this Commitment Letter and to cause Parent to enforce this commitment Letter in accordance with 9.6(b) of the Merger Agreement and this Commitment Letter to cause the Equity Commitment or the Monetary Damages Payment to be funded under Section 1 of this Commitment Letter, and for no other purpose (including, without limitation, any claim for monetary damages hereunder). Parent’s creditors shall have no right to enforce this Commitment Letter or to cause Parent to enforce this Commitment Letter, and, except as set forth in this Section 4 with respect to the Company and Sections 6 and 7 this Commitment Letter with respect to the Investor/Parent Affiliates, no Person that is not a party to this Commitment Letter is a beneficiary or has any rights under this Commitment Letter.

7.

The Investor may assign all or a portion of its obligations to fund the Equity Commitment and/or the Monetary Damages Payment to any co-investor, any Affiliate, any fund managed or otherwise controlled by or under common control with the Investor or any other Person; provided, however that any such assignment shall not relieve such Investor of its obligations hereunder unless and to the extent actually performed by such applicable assignee in accordance with the terms hereof.

8.

Notwithstanding anything that may be expressed or implied in this Commitment Letter or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Investor may be a limited partnership or limited liability company, Parent, by its acceptance of the benefits of this Commitment Letter, covenants, agrees and acknowledges that no Person other than the Investor and its permitted assignees shall have any obligation under this Commitment Letter and no Permitted Claim may be asserted by Parent against any other Person other than as expressly set forth in the last sentence of Section 2 of this

Commitment Letter. Accordingly, Parent agrees that, except as set forth in the immediately preceding sentence, it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, member, general or limited partner, manager, assignee, equityholder or employee of the Investor (or any of their successors or permitted assignees), or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, general or limited partner, equityholder, manager or member (or any of their successors or permitted assigns) of any of the foregoing (each, an “Investor/Parent Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim or Legal Proceeding, by virtue of any Law, or otherwise. The parties hereto expressly agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Investor/Parent Affiliate (other than with respect to any applicable Permitted Claim), as such, for any obligations of the Investor under this Commitment Letter or the transactions contemplated hereby, under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether at law or in equity, in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

9.

Parent further agrees that neither it nor any of its Affiliates shall have any right of recovery against the Investor or any Investor/Parent Affiliate, whether by piercing of the corporate veil, by a claim on behalf of Parent against the Investor or any Investor/Parent Affiliate, or otherwise, except for Parent’s right to be funded by the Investor under and to the extent provided in this Commitment Letter and subject to the terms and conditions hereof and of the Merger Agreement. Parent hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any Legal Proceeding or bring any other claim (whether at law or in equity, in tort, contract or otherwise) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against the Investor or any Investor/Parent Affiliate, except for any applicable Permitted Claims against such Person in accordance with the last sentence of Section 3 of this Commitment Letter.

10.

Each party hereto hereby represents and warrants, with respect to itself, to each other party that (a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation; (b) it has all necessary power and authority to execute, deliver and perform this Commitment Letter in accordance with the terms hereof; (c) the execution, delivery and performance of this Commitment Letter have been duly authorized by all necessary action and do not conflict with, contravene or result in any default, breach, violation or infringement (with or without notice or lapse of time or both) of any provision of such party’s charter, partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order or judgment; and (d) this Commitment Letter constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforceability is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law). The Investor hereby represents and warrants to Parent that it has the financial capacity to pay and perform its respective obligations under this Commitment Letter, and all funds necessary for it to fulfill its obligations hereunder shall be available to it on a timely basis for so long as this Commitment Letter shall remain in effect in accordance with Section 3 of this Commitment Letter.

11.

This Commitment Letter may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format) with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. In addition, facsimile or PDF signatures of authorized signatories of any party shall be valid and binding and delivery of a facsimile or PDF signature by any party shall constitute due execution and delivery of this Commitment Letter.

12.

This Commitment Letter, and any Legal Proceeding arising out of or in respect of this Commitment Letter, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Each of the parties hereto: (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Commitment Letter, for and on behalf of itself or any of its properties or assets, in such manner as may be permitted by applicable Law, and nothing in this Section 9 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Commitment Letter or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Commitment Letter or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Commitment Letter or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

13.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS COMMITMENT LETTER, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.

This Commitment Letter shall be treated as confidential and is being provided to Parent (and made available to the Company and its Representatives) solely in connection with the transactions contemplated by the Merger Agreement. This Commitment Letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investor; provided that no such written consent shall be required for disclosures by Parent to its Representatives, so long as such Persons agree to keep such information confidential, or by the Company to its Representatives; provided, further, that Parent or the Company may disclose such information to the extent required by law, the applicable rules of any national securities exchange, in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement or pursuant to any Legal Proceeding for a Permitted Claim.

15.

This Commitment Letter may not be amended, waived or otherwise modified except by an instrument in writing signed by each the parties hereto; provided, that this Commitment Letter may not be amended, waived or otherwise modified without the prior written consent of the Company if and to the extent that such amendment, waiver or other modification would adversely affect in any manner the Company or the Company’s rights as a third party beneficiary hereunder. Together with the Confidentiality Agreement and the Merger Agreement, this Commitment Letter reflects the entire understanding of the parties hereto with respect to the subject matter hereof , and supersedes all prior agreements, understandings and statements, written or oral, between or among any of the Investor or any of its Affiliates, on the one hand, and Parent, the Company or any of their respective Affiliates or equityholders, on the other hand, with respect to the transactions contemplated hereby.

16.

Each party acknowledges and agrees that this Commitment Letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Commitment Letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise.

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EW Healthcare Partners Fund 2, L.P.

By: EW Healthcare Partners Fund 2-GP, L.P.
Its: General Partner

By: EW Healthcare Partners Fund 2-UGP, LLC
Its: General Partner

By:	/s/ R. Scott Barry
Name:	R. Scott Barry
Title:	Managing Director

[Signature Page to Equity Commitment Letter—EWH]

Accepted and Agreed to as of the date written above

ATHENE PARENT, INC.

By:	/s/ Scott Barry
Name: Scott Barry
Title: Co-President

[Signature Page to Equity Commitment Letter—Athene Parent]